Exhibit 99.1

NEWS RELEASE

Investor Contact:	Dahlia Bailey, EVC Group, (415) 896-5862
Doug Sherk, EVC Group, (415) 896-6820
Media Contact:	Steve DiMattia, EVC Group, (646) 201-5445

SONUS PHARMACEUTICALS RECEIVES FAVORABLE NASDAQ DECISION

BOTHELL, Wash., July 17, 2008 — Sonus Pharmaceuticals, Inc. (NASDAQ GM: SNUS - News) today announced that it received a notice from the NASDAQ Listing Qualifications Panel on July 16, 2008 indicating that the NASDAQ Panel has determined to grant Sonus’ request to continue the listing of its securities on The NASDAQ Global Market.  The Company’s continued listing on NASDAQ is subject to its compliance with certain conditions by August 29, 2008, including the implementation of a reverse stock split, the completion of its planned merger with OncoGenex Technologies Inc., and approval from NASDAQ of the combined entity’s application for initial listing on The NASDAQ Capital Market upon completion of the merger.

“This extension provides the time to implement the resolutions we have proposed to shareholders, including the issuance of shares to consummate the merger with OncoGenex and the reverse stock split, which together we believe will better position the new company to maintain listing on The NASDAQ Capital Market.  All of which we believe are in the best interests of shareholders,” said Michael A. Martino, President and CEO.

The NASDAQ Panel’s exception is subject to certain conditions, such as requiring Sonus to inform the NASDAQ Panel of any significant events that may impact Sonus’ ability to maintain compliance with the NASDAQ listing requirements or the exception deadline, and is subject to review by the NASDAQ Listing and Hearing Review Council for a period of 45 days from the date of the NASDAQ Panel’s determination letter.  Sonus expects to be able to comply with the NASDAQ Panel’s conditions for continued listing on The NASDAQ Global Market; however, there can be no assurance that Sonus will be able to do so.  Failure to comply with the conditions for listing would result in the delisting of Sonus’ shares from NASDAQ.

About Sonus Pharmaceuticals, Inc.

Headquartered near Seattle, Washington, Sonus Pharmaceuticals, Inc. is focused on the development of cancer drugs that are designed to provide better efficacy, safety and tolerability, and ease of use. Sonus moved an oncology product candidate, SN2310, into a Phase 1 clinical trial in September 2006.  For additional information on Sonus, including past news releases, please visit http://www.sonuspharma.com.

About OncoGenex Technologies Inc.

OncoGenex Technologies Inc. is a private biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients.  The company’s three product candidates are designed to inhibit the production of specific proteins associated with treatment resistance and which are over-produced in response to a variety of cancer treatments.  OGX-011 is completing evaluation in five Phase 2 clinical studies in prostate, lung, and breast cancers.  OGX-427 has begun evaluation in Phase 1 clinical studies, while the third product candidate, OGX-225, has completed preclinical pharmacology studies.  More information is available at http://www.OncoGenex.ca.

Definitive Agreement to Merge

On May 28, 2008, Sonus and OncoGenex jointly announced the signing of a definitive agreement to merge the two companies.  The proposed transaction is expected to be completed prior to August 29, 2008, subject to the satisfaction of certain conditions, including the approval of Sonus’ and OncoGenex’ shareholders and, in the case of OncoGenex, court approval under the arrangement provisions of the Canada Business Corporations Act.

Forward-Looking Statements

Certain statements made in this press release are forward-looking such as those, among others, relating to the listing of the Sonus’ stock on The NASDAQ Capital Market and the timing of the merger with OncoGenex.  Actual results could differ materially from those projected in the forward-looking statements as a result of the following factors, among others: the ability of Sonus to obtain shareholder approval of the issuance of shares in connection with the merger with OncoGenex or the reverse stock split, volatility in the value of Sonus’ common stock, the potential inability of Sonus and OncoGenex to complete the merger, and the ability of Sonus to meet the initial listing standards of The NASDAQ Capital Market.  A more complete discussion of risks and uncertainties that may affect forward-looking statements is included in Sonus Pharmaceuticals’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2007, its Quarterly Report on Form 10-Q for the first quarter of 2008, and its definitive proxy statement filed July 3, 2008.  The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof.